Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PATRIOT COAL NAMES BENNETT K. HATFIELD

CHIEF EXECUTIVE OFFICER

Irl F. Engelhardt to Step Down as Chairman and CEO

Michael M. Scharf Appointed Chairman of the Board of Directors

Patriot Also Announces Corporate Governance Realignment

ST. LOUIS, October 24, 2012 – Patriot Coal Corporation (OTC: PCXCQ), a producer and marketer of coal in the eastern United States, today announced that Bennett K. Hatfield has been named President and Chief Executive Officer and has been appointed to the Board of Directors, effective immediately. As CEO, he succeeds Irl F. Engelhardt, who is stepping down from his duties as Chairman, CEO and member of the Board of Directors of Patriot.

Michael M. Scharf has been appointed Chairman of the Board of Directors. He previously served as the independent Lead Director of the Board.

“On behalf of the entire Board, I would like to thank Irl for stepping in at a critical time and providing a steady hand in leading Patriot through the initial phase of the restructuring process,” said Mr. Scharf. “We appreciate his many contributions and wish him well.”

Mr. Scharf continued, “Ben Hatfield is a respected and proven leader, with the executive and operating experience required to guide the Company through the restructuring process. With 30 years of industry experience, Ben has played an important role in improving the Company’s operations and is well-qualified to lead Patriot. The Patriot Board is confident that his leadership will be invaluable as we undertake changes necessary to position the Company for future success.”

“It is a privilege to be entrusted by the Board to lead this Company,” Mr. Hatfield said. “My goal is to take the actions necessary to restore Patriot’s viability and keep our nearly 4,000 employees working. We want to complete the reorganization of Patriot as swiftly and effectively as possible.”

Patriot will maintain its corporate headquarters in St. Louis, Missouri, and Mr. Hatfield will continue to split time between his offices in St. Louis and Charleston, West Virginia.

Governance Changes

Patriot today also announced certain changes to the corporate governance structure of its Board of Directors:

•	The duties of the Finance Committee are being absorbed by the full Board.

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A Special Oversight Committee is being formed to evaluate and provide oversight on various litigation matters, including claims the Company may have against third parties. Members of the Special Oversight Committee include independent directors J. Joe Adorjan, Michael P. Johnson, Janiece M. Longoria and Robert O. Viets.

•	Mr. Scharf and Mr. Hatfield are joining B.R. Brown as members of the Executive Committee, and Mr. Scharf will serve as that Committee’s Chair.

Additional Management Change

Patriot also announced that Mark N. Schroeder, Senior Vice President of Financial Planning, is leaving the Company to take a position with a company outside the coal industry. “Mark has been a valued member of our management team since the Company’s formation, and we would like to thank him for all his efforts,” said Mr. Scharf.

About Bennett K. Hatfield

Mr. Hatfield, 55, was named Patriot’s President and Chief Operating Officer in May 2012. He joined Patriot as Executive Vice President and COO in September 2011. Prior to that, he served as President, CEO and a Director of International Coal Group, from 2005 until the June 2011 sale of that company.

He has held a number of other key executive operating and commercial positions during his 30-plus years in the coal industry, including President, Eastern Operations of Arch Coal, Inc., Executive Vice President and COO of Massey Energy Company, and Executive Vice President & Chief Commercial Officer of Coastal Coal Company.

Mr. Hatfield is a board member of the West Virginia Coal Association and has held leadership positions in a variety of other industry associations. He is a Licensed Professional Engineer with a Bachelor of Science degree in mining engineering from Virginia Tech.

About Patriot Coal

Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 12 active mining complexes in Appalachia and the Illinois Basin. Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results suggested by these forward-looking statements. Patriot undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

MEDIA CONTACT:	INVESTOR CONTACT:
Michael Freitag / Aaron Palash	Janine Orf
Joele Frank, Wilkinson Brimmer Katcher	(314) 275-3680
(212) 355-4449	jorf@patriotcoal.com

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